Exhibit 10.27

THE L. B. FOSTER COMPANY

2016 FREE CASH FLOW PROGRAM

EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN

The purpose of this document is to establish in writing the performance goal and other terms applicable to the 2016 free cash flow program (the “FCF Program”) authorized under the L. B. Foster Company Executive Annual Incentive Compensation Plan (“Plan”).

I.	DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan. The following terms shall be defined as follows:

1.1. “Company” means L. B. Foster Company and those subsidiaries thereof in which L. B. Foster Company owns 100% of the outstanding common stock.

1.2. “Fiscal Year” means the 2016 calendar year (January 1, 2016 through December 31, 2016).

1.3. “Free Cash Flow” means with respect to the Company’s consolidated results for the Fiscal Year, determined in accordance with generally accepted accounting principles, Net Cash Provided by Operating Activities reduced by Net Capital Expenditures. Free Cash Flow shall be calculated without regard to: (i) the effect of changes in accounting principles, (ii) any on-going and/or one-time costs and/or expenses attributable to an acquisition, including but not limited to, those related to the negotiation, completion and/or integration of an acquisition, incurred during the Fiscal Year, (iii) any costs related to the purchase accounting step up in the basis of tangible or intangible assets not classified as depreciation or amortization, (iv) any on-going and/or one-time costs and/or expenses related to the unsuccessfully attempted acquisition of a business during the Fiscal Year (exclusive of employee travel), (v) any on-going and/or one-time costs and/or expenses (exclusive of employee travel) associated with the sale or attempted sale of a business in the Fiscal Year, (vi) any significant or non-recurring items which are disclosed in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for such period and which would have an adverse effect on the pay-out amount of a Participant’s Free Cash Flow Performance Award, and (vii) the reported results of an acquisition completed in the Fiscal Year. Notwithstanding the foregoing, in the event that a business is sold during the Fiscal Year, such business’ target and adjusted results shall be eliminated from all calculations.

1.4. “Free Cash Flow Performance Award” means an award made under the FCF Program to each Participant, each of which provides a Participant with the right to receive a cash payment, calculated for each Participant pursuant to Section 3.1 and subject to Section 2.1, upon the attainment of the objective financial performance goal relating to Free Cash Flow performance for the Fiscal Year, as established and approved by the Committee and set forth on an exhibit on file with the Committee.

1.5. “Net Capital Expenditures” means the net amount of “Capital expenditures on property, plant and equipment,” offset by “proceeds from the sale of property plant and equipment,” as such amounts are shown on the Company’s audited Consolidated Statements of Cash Flows for the Fiscal Year.

1.6. “Net Cash Provided by Operating Activities” means the amount set forth in the Company’s audited Consolidated Statements of Cash Flows for the Fiscal Year, determined in accordance with generally accepted accounting principles.

1.7. “Participant” means each of the executive officers of the Company set forth on an exhibit on file with the Committee.

II.	EMPLOYMENT

2.1. Termination of Employment. Except as otherwise expressly set forth in Section 6 of the Plan or as otherwise determined by the Committee, if a Participant’s employment terminates with the Company prior to the date of payment of the Free Cash Flow Performance Award, the Participant shall forfeit any and all rights to payment of the Free Cash Flow Performance Award.

III.	PAY-OUT OF FREE CASH FLOW PERFORMANCE AWARDS

3.1. Payment Terms. Subject to the terms and conditions set forth herein and in the Plan, if the Committee determines that the Free Cash Flow performance goal has been met for the Fiscal Year, each Participant shall receive a cash payment in settlement of their Free Cash Flow Performance Award in an amount equal to the product of (a) a “target payout” amount (equal to the designated target percentage of such Participant’s “base compensation”) multiplied by (b) the “payout factor” corresponding to the Free Cash Flow result for the Fiscal Year, in each case, as established by the Committee and set forth on an exhibit on file with the Committee. Such payment shall be made as soon as practicable following the Committee’s certification of Free Cash Flow and the amount of the payments owed to each Participant under the Free Cash Flow Performance Awards.

3.2. Limitation on Free Cash Flow Performance Award. Notwithstanding any provision to the contrary, the pay-out of a Free Cash Flow Performance Award (and any other awards granted under the Plan for the Fiscal Year) to a Participant shall not exceed $1,500,000, in the aggregate, as to that Participant. In the event that the aggregate amount of such pay-out to a Participant for the Fiscal Year exceeds $1,500,000, the aggregate amount of such pay-out shall be reduced to $1,500,000, with the decision as to which award(s) shall be reduced to be made in a manner determined in the sole discretion of the Committee.

IV.	RECOUPMENT

In the event the Company is required to prepare an accounting restatement applicable to any financial reporting period covering a period within the Fiscal Year due to the material noncompliance of the Company with any financial reporting requirement under the securities laws or other applicable law and if the Committee, in its discretion, so determines, each “Specified Participant” (as defined below) shall pay to the Company, in cash, all cash paid to or on behalf of such Participant under the Plan for the Fiscal Year in excess of the amount of such compensation that would have been paid to the Participant for the Fiscal Year based on the restated financial results. Any such payment shall be made within the time periods prescribed by the Committee. The term “Specified Participant” means any Participant that the Committee has determined, in its sole discretion, has committed fraud, negligence, or intentional misconduct that was a significant contributing factor to the Company having to prepare an accounting restatement. A Specified Participant’s failure to make any such timely payment to the Company constitutes an independent and material breach of the terms and conditions of the Plan, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have against the Participant. By participating in the Plan, each Participant agrees that timely payment to the Company as set forth in this Section IV is (i) reasonable and necessary, (ii) is not a penalty, and (iii) does not preclude the Company from seeking all other remedies that may be available to the Company.

The Committee, in its discretion, shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Specified Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Specified Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

Notwithstanding any other provisions of this document, any awards made hereunder shall be subject to recovery under any law, governmental regulation, stock exchange listing requirement or Company policy applicable to them, including any related deductions, recoupment and/or claw-back as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or Company policy, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to the awards and recovery of amounts relating thereto (the “Clawback Requirement”). By accepting Free Cash Flow Performance Awards granted hereunder and under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any award or amounts paid under the Plan subject to claw-back pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or awards. In the event the awards granted pursuant to this document and the Plan become subject to such Clawback Requirement, then the awards shall be subject to such Clawback Requirement, and the foregoing provision of this Section IV shall no longer apply to such awards.

Notwithstanding the foregoing, the Company shall not be required to make any additional payment in the event that the restated financial results would have resulted in a greater payment to any Participant.

V.	COMPENSATION COMMITTEE

All determinations with respect to any Free Cash Flow Performance Award shall be made by the Committee and shall be final, conclusive and binding on the Company, the Participant and any and all interested parties. No payment of a Free Cash Flow Performance Award shall be made prior to the Committee certifying in writing that the performance goal and other material terms applicable to such awards for the Fiscal Year as set forth herein (including the exhibits on file with the Committee) have been attained.

The undersigned Chairman of the Committee hereby certifies, on behalf of the Committee, that the performance goal and other material terms applicable to the awards for the Fiscal Year as set forth herein have been determined and approved at the Committee meeting on January 25, 2016.

By:	/s/ William H. Rackoff
William H. Rackoff Chairman, Compensation Committee